EXHIBIT 10
MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMEBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into this 23rd day of November, 2016 (the "Effective Date"), by and among TUXIS CORPORATION, a Maryland corporation ("Seller"), and GLOBAL SELF STORAGE, INC., a Maryland corporation ("Purchaser").
RECITALS:
A. Tuxis Self Storage I LLC, a New York limited liability company ("TSS I"), is the owner of the parcel of real property which is operated and used as a one hundred eighty-five (185) unit self-storage facility in Clinton, Connecticut, as more fully described on Exhibit A (the "Connecticut Property").
B. TSS I is the owner of all buildings, structures and improvements on, above or below the Connecticut Property, and all fixtures attached to, a part of or used in connection with the improvements, structures, and buildings, and the parking, facilities, walkways, ramps, utility systems, water distribution systems, sewer systems, water and sewer treatment plants and other appurtenances (collectively, the "Connecticut Improvements") located upon the Connecticut Property. (For avoidance of doubt, the Connecticut Improvements do not include any property belonging to tenants at the Connecticut Property).
C. Tuxis Self Storage II LLC, a New York limited liability company ("TSS II"), is the owner of the parcel of real property which is operated and used as a one hundred forty-one (141) unit self-storage facility in Millbrook, New York, as more fully described on Exhibit B-SS (the "New York Self Storage Property).
D. TSS II is the owner of all buildings, structures and improvements on, above or below the New York Self Storage Property, and all fixtures attached to, a part of or used in connection with the improvements, structures, and buildings, and the parking, facilities, walkways, ramps, utility systems, water distribution systems, sewer systems, water and sewer treatment plants and other appurtenances located upon the New York Self Storage Property (collectively, the "New York Self Storage Improvements"). (For avoidance of doubt, the New York Improvements do not include any property belonging to tenants at the New York Self Storage Property).
E. Tuxis Real Estate II LLC, a New York limited liability company ("Tuxis Development II"; together with TSS I and TSS II sometimes hereinafter collectively referred to as the "Operating Companies"), is the owner of a certain parcel of real property in Millbrook, New York, as more fully described on Exhibit B-DE (the "New York Development Property"; together with the Connecticut Property and the New York Self Storage Property sometimes hereinafter collectively referred to as the "Properties").
F. Tuxis Development II is the owner of all buildings, structures and improvements on, above or below the New York Development Property, and all fixtures attached to, a part of or used in connection with the improvements, structures, and buildings, and the parking, facilities, walkways, ramps, utility systems, water distribution systems, sewer systems, water and sewer treatment plants and other appurtenances located upon the New York Development Property (collectively the "New York Development Improvements"; together with the Connecticut Improvements and the New York Self Storage Improvements sometimes hereinafter collectively referred to as the "Improvements").
G. Each Operating Company is the owner of all machinery, equipment, goods, vehicles, and other personal property (collectively the "Personal Property") listed in Exhibit B-1, which is located at or useable in connection with the ownership or operation of the Properties.  For purposes of this Agreement, the Personal Property does not include cash or other sums or investments held by Seller or an Operating Company as provided in Section 6.1(j) hereof, the excluded personal property listed on Exhibit B-2 attached hereto and made a part hereof (the "Excluded Personal Property"), or any property owned by tenants of the Properties.
H. Each Property shall include the land (the "Land"), Improvements and the Personal Property owned by each Operating Company, together with all of such Operating Company's right, title and interest in and to all licenses, permits, approvals, applications, entitlements, development plans, and franchises issued with respect to the use, occupancy, development, maintenance or operation of such Land, Improvements and Personal Property, all divisions rights under applicable law, all right, title and interest, if any, of such Operating Company in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such Land to the center line thereof, and in and to any and all easements appurtenant to such Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of such Land, or the fee owner thereof, and together with all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing.
I. On the date hereof and on the Closing Date (as defined herein), Seller is the owner of one hundred percent (100%) of the issued and outstanding membership interests of each Operating Company (the membership interests of all of the Operating Companies being, collectively, the "Membership Interests").
J. Seller desires to sell all of the Membership Interests to Purchaser, and Purchaser desires to purchase and accept all of the Membership Interests from Seller, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, for and in consideration of the promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1. AGREEMENT TO SELL THE MEMBERSHIP INTERESTS.
1.1 Seller agrees to convey and sell the Membership Interests to Purchaser, and Purchaser agrees to purchase and accept such Membership Interests, in accordance with the terms and subject to the conditions hereof, such transactions to be effective as of the Closing Date.
1.2 Seller, with Purchaser's reasonable cooperation, shall (A) prepare, or cause to be prepared, and timely file, or cause to be timely filed, any income tax returns of each Operating Company for any taxable period ending on or prior to the Closing Date which are filed after the

Closing Date (the preparation and filing costs of which will be borne by Seller) (such tax returns, the "Pre-Closing Income Tax Returns") and (B) timely pay, or cause to be timely paid, all taxes in connection therewith. The Pre-Closing Income Tax Returns shall be prepared in a manner consistent with the prior practice of such entities, unless otherwise required by applicable tax law.  At least fifteen (15) days prior to the filing of any Pre-Closing Income Tax Return, Seller shall submit a copy of such Pre-Closing Income Tax Return to Purchaser for its timely review and comment.  Seller shall take into account in good faith any comments made by Purchaser on such Pre-Closing Income Tax Return.  Seller shall be solely responsible for all fees, costs, fines, penalties and expenses that are imposed or arise as a consequence of Seller's failure to timely prepare and file the Pre-Closing Income Tax Returns.
2. PURCHASE PRICE.
2.1 The parties agree that the aggregate consideration to be paid by Purchaser for the Membership Interests shall be the sum of Seven Million Eight Hundred Thousand and 00/100 Dollars ($7,800,000.00), adjusted for pro-rated items and other adjustments as provided in this Agreement (the "Purchase Price"). The Purchase Price shall be allocated between the Membership Interests of each Operating Company as provided in Exhibit C and shall be paid as follows:
(a) $50,000 upon execution of this Agreement by wire transfer of immediately available funds (the "Initial Down Payment");
(b) $50,000 upon expiration of the Due Diligence Period (as defined herein) (the "Additional Down Payment," which together with the Initial Down Payment is hereinafter sometimes collectively referred to as the "Deposits") by wire transfer of immediately available funds, which Deposits shall be refundable by Seller to Purchaser under certain circumstances as more specifically set forth in this Agreement
(c) Five Million Eight Hundred Twenty-Five Thousand and 00/100 Dollars ($5,825,000.00) minus the net of credits and pro-rations provided in this Agreement shall be paid in cash (the "Closing Cash Payment").  The Closing Cash Payment shall be payable by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to Seller.
(d) A number of shares of Purchaser common stock (the "Common Stock") equal to (i) Nine Hundred Seventy-Five Thousand and 00/100 Dollars ($975,000.00) divided by (ii) the volume weighted average closing price of one share of the Common Stock as reported by Nasdaq Capital Market for the thirty (30) consecutive trading days ending on the date that is five (5) days immediately preceding the Closing Date (subject to adjustment as provided herein).  If, during the period between the date of this Agreement and the Closing, any change in the outstanding shares of common stock of Purchaser shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, then the number of shares of the Common Stock to be issued hereunder shall be appropriately adjusted.
3. CONDITION OF TITLE TO THE PROPERTIES.
3.1 Seller hereby represents and warrants to Purchaser that the relevant Operating Company is, and as of the Closing Date, the relevant Operating Company shall be, the lawful owner of its Property and it holds, and as of the Closing Date, shall hold, fee simple title to such Property.  Purchaser acknowledges that the Operating Companies hold title to their respective Properties subject to the following matters (hereinafter referred to as the "Permitted Exceptions"):
 (a) Those liens, encumbrances, easements and other matters of record affecting any of the Properties including, without limitation, those set forth as exceptions to title in the Commitment applicable to its Property delivered pursuant to Section 4.1 hereof (if any) and such state of facts (including, without limitation, non-material discrepancies in legal descriptions, and shortages of area) as would be disclosed in an accurate survey of such Property;
 (b) The rights of parties in occupancy of all or any portion of the Land and Improvements that are part of such Property under leases, subleases, occupancy agreements and commitments to lease (the "Tenant Leases"), to the extent set forth and described in the Rent Rolls (as defined below);
 (c) All presently existing and future liens for unpaid real estate taxes, subject to adjustment thereof as hereinafter provided, which are not delinquent;
 (d) Any exceptions to title caused by Purchaser, its agents, representatives or employees; and
 (e) Any easements, licenses and similar agreements entered into in accordance with this Agreement.

4. EVIDENCE OF TITLE; SURVEY; UCC SEARCHES.
4.1 Promptly following the execution of this Agreement, Purchaser shall have the right to order and, if so ordered, upon receipt will deliver to Seller commitments (collectively, the "Commitments" and, individually, a "Commitment") for ALTA Form Owner's Policies of Title Insurance for each of the Properties, from a title company, along with copies of all instruments described in Schedule B of each Commitment (collectively, the "Exception Documents"), in the amount of the Purchase Price allocated to each Property. Purchaser shall pay all costs in connection with the Commitments.
4.2 Purchaser shall have the right to obtain Uniform Commercial Code financing statement searches and tax lien searches with respect to Seller and each Operating Company.  Purchaser shall provide the searches to Seller not later than thirty (30) days prior to the Closing Date, in order to allow time for the investigation and resolution of any claimed adverse interests. The cost of the UCC searches shall be borne by Purchaser.
5. AFFILIATE DEBT.
5.1 As of the date hereof, Seller owes certain amounts to one or more Operating Companies and one or more Operating Companies owes certain amounts to Seller.  As used herein, these certain amounts are collectively referred to as "Affiliate Debt".  Immediately prior to Closing, all Affiliate Debt shall be deemed canceled, and no Operating Company or Seller or Purchaser shall owe or be owed repayment of any Affiliate Debt.
6. ADJUSTMENTS AND PRORATIONS.
6.1 The following adjustments and pro-rations shall be, as appropriate, added to or deducted from the amount set forth in Section 2.1(c), and shall be computed to, but not including, the Closing Date:
(a) Real estate taxes and personal property taxes which are a lien upon or levied against any portion of each Property on or prior to the Closing Date, and all special assessments levied prior to the Closing Date (to the extent of installments thereof due on or prior to the Closing Date) shall be paid by the relevant Operating Company on or prior to the Closing Date.  All real estate taxes and personal property taxes (the "Current Taxes") levied against any portion of each Property with respect to the applicable tax year in which the Closing occurs shall be prorated and adjusted between the parties such that the Seller is responsible for that portion of the Current Taxes allocable to the period from the beginning of such tax year to the Closing Date, and Purchaser is responsible for that portion of the Current Taxes allocable to the period commencing on the Closing Date through the end of the tax year.  In addition, if the relevant Operating Company has paid any taxes or assessments for or in respect of tax years commencing after the Closing Date, then Purchaser shall be responsible for same and the amount thereof shall be credited to the Seller at Closing.  If the tax bills for the Current Taxes have not been issued by the Closing Date, Seller and Purchaser agree to prorate such Current Taxes on the basis of the taxes for the tax year immediately preceding the Closing for the purpose of computing the pro-rations under this Section 6.1(a), and to re-prorate such Current Taxes at the request of either party promptly after the final bills for such Current Taxes are issued after Closing.  The obligation to re-prorate such Current Taxes will survive the Closing. Any refund or rebate of Current Taxes which is received by or payable to any relevant Operating Company after the Closing shall be prorated between Seller and Purchaser in the manner provided above promptly upon receipt.  If there are any open appeals of real estate taxes or assessments for tax years prior to the tax year in which the Closing occurs, then the relevant Operating Company shall be permitted to continue to prosecute and control such appeals at Seller's sole expense (and Purchaser covenants that it shall cause the applicable Operating Company after Closing, to provide reasonable cooperation to Seller to so prosecute and control such appeals); provided however, Purchaser has the right, at its expense, to participate in any proceeding which could reasonably be expected to affect any taxes required to be paid by any Operating Company on or after the Closing Date and to consent to the settlement of any such proceeding and if the proceedings affect taxes and assessments for periods both before and after the Closing, then the parties will cooperate reasonably and the fees, costs and expenses of such proceeding shall be equitably allocated between Seller and Purchaser.  Further, if, after the Closing, any Operating Company receives or is entitled to receive any refund or rebate of taxes or assessments for periods prior to the tax year in which the Closing occurs, then upon receipt Purchaser shall pay the amount thereof directly to Seller or Seller's successors and assigns.
(b) The amount of all unpaid water, sewer and other utility bills for each Property, and all other operating and other expenses incurred with respect to each Property relating to the period prior to the Closing Date, shall be paid by Seller on or prior to the Closing Date or, if not paid, as soon as possible after Closing following receipt of an invoice therefor.  Seller shall retain the right to the refund of utility charges attributable to periods prior to the Closing Date.
(c) Charges under Assumed Property Contracts (as defined in Section 7.1(d) below) attributable to the period prior to the Closing Date shall be paid by the relevant Operating Company prior to the Closing Date, or, if not paid, the amount due shall be credited to Purchaser as of the Closing Date.  All charges under the Non-Assumed Property Contracts (as defined in Section 7.1(d) below) shall be paid by Seller, whether such charges are attributable to the period prior to the Closing Date or the period after the Closing Date.
(d) The rents and charges due under all Tenant Leases, hot and cooled water charges, electricity and other utility charges and all other additional rent, sundry charges paid by lessees under the Tenant Leases and other income to an Operating Company, including income received or receivable by an Operating Company for vending machines, to the extent collected by Seller prior to the Closing Date and which, as of the Closing Date, represent payments thereof to an Operating Company which are applicable in whole or in part to a period of time subsequent to the Closing Date shall be credited to Purchaser.
(e) All of the items referenced in subsection (d) above which are due and payable prior to the Closing Date, but which have not been collected by Seller, shall be pro-rated as follows at settlement: Current rental income shall be pro-rated as of the

Closing Date.  All accounts not yet paid and delinquent 30 days or less shall be considered paid for pro-ration calculations.  All accounts not yet paid and delinquent 31 days or more shall become the property of Purchaser with no pro-ration.  All prepaid rents shall be transferred to Purchaser or retained by the relevant Operating Company.  All tenant security deposits shall be transferred to Purchaser or retained by the relevant Operating Company.  Notwithstanding anything herein to the contrary, Purchaser shall pay to Seller all back rental amounts covering the term of Seller's ownership received by Purchaser post-Closing.
(f) Intentionally Omitted.
(g) Except for capital projects commenced more than thirty (30) days prior to the Closing Date, routine and customary maintenance and repair work at the Properties, and routine purchases of supplies and materials used in the ordinary course of ownership and operation of the Properties, an amount equal to all expenses of the Properties which were paid prior to the Closing Date and for which the Operating Companies will benefit after the Closing Date including, without limitation, pre-paid taxes and assessments (if applicable), annual license and permit fees and pre-paid amounts (if any) under the Assumed Property Contracts, shall be disbursed or credited to Seller at the Closing, and an amount equal to all expenses of the Properties which were incurred prior to the Closing Date and are due or paid after the Closing Date shall be credited to Purchaser at the Closing and Purchaser shall cause the Operating Companies to pay all such expenses.
(h) Purchaser shall be credited with the amount or amounts, if any, payable in accordance with the pre-closing operating covenants contained herein in connection with Capital Projects (as defined herein).
(i) All costs and expenses incurred by Seller or any Operating Company prior to the Closing Date in connection with the transactions contemplated herein and the performance of its obligations under this Agreement, including, without limitation, attorneys' and other professional fees and the costs and expenses payable by Seller or any Operating Company hereunder, shall be paid by Seller and shall not be charged to, or the responsibility of any Operating Company or Purchaser.
(j) Prior to Closing, Seller shall cause each Operating Company to distribute to Seller all cash on hand, all cash held in any account, all cash equivalents and all other investments and assets, other than the Properties and related Improvements or the Personal Property described herein.
This Section 6.1 shall survive Closing.

6.2 If, within one hundred eighty (180) days after the Closing, either Purchaser or Seller discovers any inaccuracies or errors in the pro-rations or adjustments done at Closing pursuant to Section 6.1, such party shall notify the other party of such inaccuracy or error by written notice including reasonable detail of the appropriate calculation.  In such event, the parties shall attempt, in good faith, to resolve any issues with respect to the pro-rations and adjustments done at Closing pursuant to Section 6.1.  After the parties resolve any such issues or, in the event the parties are unable to resolve such issues, a final judgment has been rendered with respect to such matter without timely appeal or after all appeals timely made are fully resolved, Purchaser and Seller shall promptly take all action and pay all sums necessary so that such pro-rations and adjustments completed pursuant to Section 6.1 hereof shall be in accordance with the terms of this Agreement, and the obligations of either party to pay any such amount shall survive the Closing Date. Seller and Purchaser further acknowledge and agree that if neither party has identified an inaccuracy or error in the pro-rations or adjustments completed pursuant to Section 6.1 within such one hundred eighty (180) days, the obligation to complete a post-closing adjustment shall be deemed null and void and of no further force and effect; provided, however, that the 180-day period in this Section 6.2 shall not apply to the re-proration of Current Taxes under Section 6.1(a), which will be effected promptly after the issuance of the final tax bills for the Current Taxes.
This Section 6.2 shall survive Closing.

7. REPRESENTATIONS AND WARRANTIES OF SELLER.
7.1 Seller hereby represents and warrants to Purchaser as of the date hereof, and as of the Closing Date (except as otherwise provided herein), the following with the understanding that each of the representations and warranties is material and has been relied on by Purchaser in connection herewith:
(a) To the extent in each Operating Company's possession or control, true, correct and complete copies of all written Tenant Leases, including all amendments relating thereto, that are currently in effect and that affect any portion of any of the Properties have been, or will be, made available to Purchaser.  The "Rent Rolls" shall mean the collection of separate reports, all of which are attached hereto as Exhibit D (and dated as set forth on the applicable report), including rent rolls, any supplements to the rent rolls, and delinquency reports.  Such Rent Rolls attached hereto as Exhibit D, as updated to a date not more than five days prior to the Closing Date, are and will be, in all material respects, accurate and complete rent rolls describing the following information with respect to the Tenant Leases in effect for each Property as of the date thereof – (i) the names, and unit numbers or leased premises, of the tenants; (ii) the monthly rents, which might be in excess of the rates described in the Tenant Leases due to increased rental rates; (iii) tenant security deposits (or, if there are none, shall so provide); and (iv) the expiration dates.  Seller further represents and warrants that:
                (A) the Tenant Leases are in full force and effect, enforceable in accordance with their terms subject to applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors' or secured creditors' rights and remedies generally;

                (B) the information relating to the Tenant Leases as set forth in the Rent Rolls is accurate in all material respects.  It is understood that current Tenant Lease rates might be in excess of those described in the Leases due to rental increases;

                (C) no amendments, oral or written, have been made with respect to the Tenant Leases, except as set forth on the Rent Rolls;
                (D) none of the lessees under the Tenant Leases have made any security deposits thereunder, other than as set forth in the Rent Rolls; and
                (E) there are no rights of use for any portions of any of the Properties now in effect or hereafter to come into effect, except the rights under the Tenant Leases, and no lessee has any option, agreement of sale, extension or renewal, or any other right, title or interest in any of the Properties acquired directly through Seller, other than its rights of use as aforesaid.
    (b)    Except as set forth on Schedule 7.1(b) attached hereto, as of the Effective Date, neither Seller nor any Operating Company has received written notice from any governmental authority of (i) any enforcement action against Seller or any Operating Company relating to the Properties with respect to any violation or alleged violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, or (ii) any violation of any building, zoning, safety, fire, environmental, health or other codes, laws, ordinances or regulations, which, in the case of clauses (i) and (ii) above have not already been cured.
    (c)    Except as set forth on Schedule 7.1(c) attached hereto, and except for evictions, collections and repossessions related to Tenant Leases, as of the Effective Date, neither Seller nor any Operating Company has received formal written notice with respect to any currently pending litigation or administrative proceedings against Seller, any Operating Company or any Property and, to Seller's knowledge, neither Seller nor any Operating Company has received a written notice of threatened litigation for which Seller reasonably believes a lawsuit will be filed.
    (d)    All material Property Contracts (other than Property Contracts that constitute Excluded Personal Property) which are not terminable on ninety (90) days or less notice are listed on Schedule 7.1(d) attached hereto.  Those Property Contracts which are terminable on ninety (90) days or less notice without a requirement to pay an amount greater than one month's worth of charges under such Property Contract, together with all other Property Contracts which Purchaser shall elect to continue by the delivery of written notice to Seller at least thirty (30) days prior to the Closing Date, shall be collectively referred to herein as the "Assumed Property Contracts." Except as set forth on Schedule 7.1(d) attached hereto, to Seller's knowledge, each Property Contract is in full force and effect, Seller and the Operating Companies have complied in all material respects with the provisions of each Property Contract to which it is a party and is not in material default under any such Property Contract and, to the knowledge of Seller, no other party to any Property Contract has failed to comply in any material respect with, or is in material default under, the provisions of any Property Contract. Except as set forth on Schedule 7.1(d), none of the Property Contracts is with related parties or affiliated entities of Seller or any Operating Company and all of the Property Contracts were entered into in the ordinary course of business. Prior to or at the Closing, Seller will cause the Operating Companies to terminate the Property Contracts which do not constitute Assumed Property

Contracts (the "Non-Assumed Property Contracts").  Prior to and after the Closing, Seller shall be responsible for all liabilities and obligations of the Operating Companies under the Non-Assumed Property Contracts.
    (e)    Seller has, and will have on the Closing Date, the power and authority to transfer the Membership Interests to Purchaser and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith for or on behalf of Seller has and will have due power and authority to so act.  This Agreement has, and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will be, when executed and delivered, duly authorized, executed and delivered by Seller and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Seller, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles.
    (f)     (A) Seller, and each Operating Company has been duly formed and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the States set forth on Exhibit E and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.
         (B) Neither this Agreement nor the performance by Seller or the Operating Companies of its obligations hereunder, including, without limitation, the conveyance of the Membership Interests by Seller to Purchaser, violates or will violate (i) any constituent documents of Seller or any Operating Company, (ii) any material contract, agreement or instrument to which Seller or any Operating Company is a party or bound or which affects any Property or the Membership Interests, or (iii) to the knowledge of Seller, except as set forth on  Schedule 7.1(f) attached hereto, any law, regulation, ordinance, order or decree applicable to Seller, any Operating Company or Property.  Except as set forth on Schedule 7.1(f) attached hereto, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lenders, lessors, creditors, shareholders or other party, is required on the part of Seller or any Operating Company in connection with this Agreement or the performance by Seller or any Operating Company of its obligations hereunder.
    (g)    Except for routine and customary maintenance and repair work at the Properties and routine purchases of supplies and materials used in the ordinary course of ownership and operation of the Properties, and except for budgeted capital projects and other projects set forth on Schedule 7.1(g) attached hereto (the "Capital Projects"), neither Seller or any Operating Company has contracted, or between the Effective Date and Closing Date will contract for, the furnishing of labor or materials to any Property which will not be paid for in full prior to the Closing Date or adjusted between the parties pursuant to Section 6.1 hereof.  Notwithstanding anything herein to the contrary, Seller and Purchaser acknowledge that Tuxis Development II is currently pursuing permits, approvals and entitlements from applicable governmental bodies for the Millbrook Expansion; Tuxis Development II and/or Seller have, and shall have the ongoing right to, sign applications, contracts, agreements and other documents in connection with such development.  If applicable law requires that particular work that comprises a portion of a Capital Project be performed by a licensed contractor, then Seller or the applicable Operating Company shall be obligated to engage a contractor that has the required license and appropriate insurance for such work.  If any claim is made by any party for the payment of any amount due for the furnishing of labor and/or materials to any Operating Company or any Property prior to the Closing Date and which claim is not adjusted between the parties pursuant to Section 6.1 hereof, Seller will promptly pay such claim and discharge the lien, or if a lien has been filed and Seller or any Operating Company intends, in good faith, to contest such claim, Seller or any Operating Company may cause the lien to be discharged by posting a bond pursuant to applicable law or obtaining title insurance coverage reasonably satisfactory to Purchaser.  Schedule 7.1(g) attached hereto lists, as of the date set forth thereon, the total budgeted costs, the budgeted remaining costs to complete and the expected substantial completion date (if not anticipated to be substantially complete by the Closing Date) for each budgeted capital project.
    (h)    Schedule 7.1(h) contains a true and accurate list, in all material respects, of all persons employed by Seller or any Operating Company in connection with the operation and maintenance of the Properties, including name, job title, commencement date of employment, current pay rate, and description of the categories of benefits (e.g., health, dental, etc.) provided such employees.  Except as set forth on Schedule 7.1(h), no such employee is covered by an employment agreement, collective bargaining agreement or any other agreement, and all such employees are terminable "at will," subject to applicable laws prohibiting discrimination by employers and other generally applicable employment laws and regulations.
    (i)     Schedule 7.1(i) attached hereto contains a complete and accurate list of the material licenses maintained by the Operating Companies with respect to the Properties and copies of such material licenses have been previously made available to Purchaser. To Seller's knowledge: (i) all material licenses have been issued and are in full force and effect (or, as to any such material license that has expired, the applicable Operating Company has submitted, or will submit in the ordinary course of business, an application to renew same), and (ii) there are no other material licenses which are required in order to own or operate the Property in the manner currently operated by each Operating Company.
    (j)     To Seller's knowledge, Exhibit B-1 includes a true and complete list of the material items of Personal Property owned by each Operating Company and used in the operation of each Property; provided, however, that it is not Seller's intention to list all Personal Property such as maintenance equipment, office supplies, tools, etc. used in connection with the operation of each Property and which will be owned by each Operating Company at Closing.  Neither Seller nor any Operating Company will remove any material item of Personal Property from any Property on or prior to the Closing Date, unless such item is replaced with a similar item of materially equal utility and value.  To Seller's knowledge, all Personal Property is owned free and clear of all liens, claims and encumbrances.  Notwithstanding anything herein to the contrary, all artwork located upon or within any of the Properties and the furniture itemized in Exhibit B-2 are expressly excluded from the transactions contemplated under this Agreement, and shall be retained by Seller's principals.
    (k)     Schedule 7.1(k) contains the most recently obtained environmental reports and audits pertaining to each Property, if any, to the extent in Seller's possession or control, including, without limitation, phase I and II environmental site assessments and environmental compliance audits prepared by third party consultants (the "Environmental Reports") relating to each Property.  Except as disclosed in any Environmental Reports or on Schedule 7.1(k) attached hereto, to Seller's knowledge, the Properties do not contain any hazardous materials (the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations, rules, court orders or rulings, or ordinances (collectively the "Environmental Laws") in violation of such Environmental Laws.
    (l)     Prior to the Effective Date, Seller has furnished to Purchaser true, correct and complete copies of the operating agreements of each Operating Company (collectively, the "Governing Documents"), and such Governing Documents shall not be modified or amended prior to Closing without the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.  All minute books, recorded minutes of meetings and consent resolutions of each Operating Company, if any, shall be delivered to Purchaser at Closing.
    (m)       Seller owns (both beneficially and of record) one hundred percent (100%) of the Membership Interests in each Operating Company, free and clear of all liens, claims and encumbrances.
    (n)     Upon consummation of the transfer of the Membership Interests to Purchaser pursuant to the terms hereof, Purchaser will acquire valid and marketable title to all of the Membership Interests, free and clear of all liens, claims and encumbrances whatsoever and will own, in the aggregate, one hundred percent (100%) of the interests in each Operating Company.

    (o)     Except as set forth on Schedule 7.1(o) attached hereto, all federal, state and local income, excise, sales, property and other tax returns that are required to be filed by Seller and each Operating Company have been timely filed (or, if not timely filed, then filed after the due date thereof but all required fines or penalties have been paid or duly waived by the applicable taxing authorities or are subject to validly filed protest) and, to Seller's knowledge, are correct and complete in all material respects.  All taxes, assessments, penalties and interest due in respect of any such tax returns have been paid in full, and, except as set forth on Schedule 7.1(o) attached hereto, there are no pending or, to Seller's knowledge, threatened in writing, claims, assessments, deficiencies or audits with respect to any such taxes.

    (p)     Schedule 7.1(p) contains the following financial statements of Seller and each Operating Company (the "Historical Financial Statements"): (i) consolidated financial statements, as of and for the fiscal years ended December 31, 2013 and 2014, (ii) detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the consolidated financial statements referenced in Section 7.1(p)(i), and (iii) management prepared unaudited consolidated and consolidating financial statements as of and for the fiscal year ended December 31, 2015 and as of and for the nine months ended September 30, 2016, including the detailed property level financial statements which, on a consolidated basis conform to and agree with in all material respects the unaudited consolidated financial statements referenced in this subsection (iii).  The Historical Financial Statements are true and correct in all material respects in accordance with generally accepted accounting principles, consistently applied.  Seller and the Operating Companies have no liabilities or obligations of any kind or nature which will be binding on Purchaser after Closing except for obligations identified on the Commitments and obligations pertaining to the Tenant Leases, the Assumed Property Contracts, licenses and permits for the Properties and utilities servicing the Properties arising from and after the Closing Date or as otherwise expressly set forth in this Agreement, and at Closing no Operating Company shall have any liabilities or obligations except those contemplated to be assumed by Purchaser pursuant to the terms hereof or as otherwise set forth in this Section 7.1(p).

    (q)     To Seller's knowledge, and except as otherwise set forth in the Commitments or on Schedule 7.1(q) attached hereto, neither Seller, the Operating Companies, nor any Property is subject to any judgment, order, writ, injunction or decree of any court, governmental or administrative agency, other than judgments held by the Operating Companies relating to evictions, collections or repossessions.

    (r)     To the extent applicable, Seller and each Operating Company and, to Seller's knowledge, each of their respective members, managers, partners, shareholders, officers and directors is in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time; the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time.

    (s)     To the extent applicable, neither Seller, any Operating Company, nor any of their respective managers, officers or directors, is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of Executive Order No. 13224 dated September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the "Executive

Order"); (2) is named as a "Specially Designated National and Blocked Person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

    (t)     Seller (i) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"); (ii) is acquiring the Common Stock solely for investment for its own account and not with a view to, or for sale in connection with, a public distribution in violation of the federal securities laws; (iii) has the financial ability to bear the economic risk of an investment in the Common Stock and has no need for liquidity in such investment; (iv) has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Common Stock; (v) has been given full opportunity to ask questions of and to receive answers from representatives of Purchaser concerning the terms and conditions of the investment and the business of Purchaser, and all such questions have been answered to the full satisfaction of Seller; (vi) understands that the Common Stock has not been registered under the Securities Act or the securities laws of any state, and is being issued in reliance upon specific exemptions from registration thereunder, and it agrees that the Common Stock may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (A) a registration statement with respect to such securities which is effective under the Securities Act, (B) Rule 144 under the Securities Act, or (C) any other exemption from registration under the Securities Act and under the securities act of any relevant state relating to the disposition of securities.

7.2 All references in this Agreement to "Seller's knowledge" or words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the "Knowledge Party" identified in this Section 7.2 and (ii) shall not be construed to refer to the knowledge of any other officer, director, shareholder, consultant, employee, agent, property manager or representative of Seller. There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the "Knowledge Parties" shall be Mark Winmill, Thomas O'Malley, John Ramírez, Russell Kamerman, Robert Mathers, and William Jette.  All references herein to written notice having been given to Seller shall include only those notices actually received by the Knowledge Party or for which Seller shall have received formal written notice.
7.3 The representations and warranties contained in Section 7.1 shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing Seller delivers written notice to the contrary to Purchaser.

7.4 As used in this Agreement, the phrase "made available" shall mean that the referenced document or other material was emailed or sent via a courier (such as FedEx) or personally delivered to an attorney for Purchaser, or was accessible to Purchaser and its representatives no less than three business days prior to the Effective Date of this Agreement and shall remain accessible through the Closing Date.
8. REPRESENTATIONS AND WARRANTIES OF PURCHASER.
8.1 Purchaser hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by Seller in connection herewith:
(a) Purchaser has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement.
(b) Neither this Agreement nor the performance by Purchaser of its obligations hereunder violates or will violate (i) any constituent documents of Purchaser, (ii) any material contract, agreement or instrument to which Purchaser is a party or bound, or (iii) to the knowledge of Purchaser, any law, regulation, ordinance, order or decree applicable to Purchaser or any of its properties or assets.
(c) This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principles.
(d) Purchaser has previously furnished, or made available, to Seller, a true, correct and complete copy of the Certificate of Incorporation and By-Laws, together with all amendments thereto, and the Certificate of Incorporation and By-Laws shall not be modified or amended in any material respect prior to Closing without the consent of Seller.
(e) Each subsidiary of Purchaser has been duly formed and is validly existing as a corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority (corporate and other) to own or lease, as the case may be, and to operate its properties and conduct its business.  All the outstanding shares of capital stock or other ownership interests of each such subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable, and, except as otherwise set forth in the SEC Documents (as defined herein), all outstanding shares of capital stock or other ownership interests of such subsidiaries are owned by Purchaser either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, mortgages, pledges, liens, encumbrances or other restrictions of any kind.  Except as set forth in the SEC Documents, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities or interests for capital stock or other ownership interests of any such subsidiary.
(f) Purchaser has made available to Seller (by public filing with the U.S. Securities and Exchange Commission (the "SEC") or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since December 14, 2015 (the "SEC Documents").  The SEC Documents were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by Purchaser under the 1933 Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder since January 19, 2016.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents.  None of the SEC Documents contained or contain any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later SEC Documents filed and publicly available prior to the Effective Date.  For purposes of this Agreement, whenever any representation is qualified by reference to the SEC Documents, such reference shall be deemed to include only SEC Documents filed with the SEC on or after December 14, 2015 and before the Effective Date (excluding any risk factor disclosures contained in such documents under the heading "Risk Factors" and any disclosure of risks or other matters included in any "forward-looking statements" disclaimer or other statements that are cautionary, predictive or forward-looking in nature).
    (g)     The consolidated financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Purchaser, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Purchaser for the periods presented therein.

    (h)     The authorized capital stock of Purchaser and the shares thereof issued and outstanding are as set forth in the SEC Documents as of the dates reflected therein.  All of the outstanding shares of Common Stock of Purchaser have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth in the SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in Purchaser are outstanding.

    (i)     The SEC Documents accurately describe, in all material respects, the extent of all of the preferences and rights of the holders of the Common Stock.

    (j)     The issuance of the Common Stock to be issued by Purchaser as provided in Section 2.1, has been duly authorized and, when issued and delivered by Purchaser as provided in this Agreement, the Common Stock will be validly issued, fully paid and non-assessable.

    (k)     No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Purchaser or any of its subsidiaries or its or their property is pending or, to the knowledge of Purchaser, threatened that could reasonably be expected to have a material adverse effect on Purchaser's performance of this Agreement or the consummation of any of the transactions contemplated hereby.

    (l)     No subsidiary of Purchaser is currently prohibited, directly or indirectly, from paying any dividends or distributions to Purchaser, from making any other distribution on such subsidiary's capital stock or equity interests, from repaying to Purchaser any loans or advances to such subsidiary from Purchaser or from transferring any of such subsidiary's property or assets to Purchaser or any other subsidiary of Purchaser, except as described in or contemplated by the SEC Documents.

    (m)    Purchaser and its subsidiaries possess all material licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct their respective businesses, except where the failure to possess such license, certificate, permit or other authorization would not have a material adverse effect on Purchaser's performance of this Agreement or the consummation of any of the transactions contemplated hereby, and neither Purchaser nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on Purchaser's performance of this Agreement or the consummation of any of the transactions contemplated hereby, except as set forth in or contemplated in the SEC Documents.

    (n)     Except as disclosed in the SEC Documents, neither Purchaser nor any of its subsidiaries maintains, sponsors, participates in or contributes to, and neither Purchaser nor any of its subsidiaries in the past has maintained, sponsored, participated in or contributed to, either on its own or as a member of any controlled group of entities, a group of trades or businesses under common control, or an affiliated service group, as defined in ERISA and the Internal Revenue Code of 1986, as amended, any employee health or benefit plan (as defined in Section 3(1) of ERISA)), any employee pension benefit plan (as defined in Section 3(2)(A) of ERISA), or any bonus, severance, deferred compensation, retirement option or any other plans or amendments providing for any benefits to employees, and no current or former employee of Purchaser or any of its subsidiaries a claim against Purchaser or any of its subsidiaries as a result of a violation of ERISA or other statute governing benefit plans.

    (o)     There is and has been no failure in any material respect on the part of Purchaser and any of Purchaser's directors or executive officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including the establishment and maintenance of disclosure controls and procedures, Section 402 related to loans and Sections 302 and 906 related to certifications.

    (p)      To the extent applicable, Purchaser and its executive officers are in compliance with all Office of Foreign Assets Control Legal Requirements and similar requirements, including sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1 44, as amended from time to time; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 06, as amended from time to time; the Iraqi Sanctions Act, Publ. L. No. 101 513, as amended from time to time; the United Nations Participation Act, 22 U.S.C. § 287c as amended from time to time;, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa 9, as amended from time to time; The Cuban Democracy Act, 22 U.S.C. §§ 6001 10, as amended from time to time; The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time; and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106 120, as amended from time to time; and is in compliance with any other prohibitions on dealings with persons, groups, countries, or entities proscribed by the United States government, and Purchaser has no reason to believe that any of the foregoing is untrue or inaccurate.

    (q)     To the extent applicable, none of Purchaser or its executive officers is a person or entity that: (1) is listed in the Annex to, or otherwise subject to the provisions of the Executive Order; (2) is named as a "Specially Designated National and Blocked Person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf; (3) is owned or controlled by, or acting for or on behalf of, any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order; or (4) is (i) making or receiving any contribution of funds, goods or services to or for the benefit of any person listed in the Annex to, or otherwise subject to the provisions of, the Executive Order, (ii) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order.

    (r)     No relationship, direct or indirect, exists between or among Purchaser on the one hand, and the directors or executive officers of Purchaser on the other hand, which is required to be described in the SEC Documents and which is not so described.

    (s)     Since January 1, 2016, all dividends made by Purchaser to holders of its capital stock have been made in compliance with the applicable rules and regulations of the Maryland General Corporation Law (the "DGCL").

    (t)     Purchaser has, and at the Closing Date will have sufficient cash or lines of credit available to pay (i) the Closing Cash Payment and (ii) any and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and any related fees and expenses.

8.2 All references in this Agreement to "Purchaser's knowledge" or "words of similar import (whether or not such words may be capitalized), (i) shall refer only to the current actual knowledge of the "Knowledge Party" identified in this Section 8.2 and (ii) shall not be construed to refer to the knowledge of any other officer, director, shareholder, venturer, consultant, employee, agent, property manager or representative of Purchaser.  There shall be no personal liability on the part of the Knowledge Party arising out of any representations and warranties made herein. For purposes of this Agreement, the Knowledge Parties shall be Mark Winmill, Thomas O'Malley, John Ramírez, and Russell Kamerman. All references herein to written notice having been given to Seller shall include only those notices actually received by the Knowledge Party or for which Seller shall have received formal written notice.
8.3 The representations and warranties in Section 8.1 shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing Purchaser delivers written notice to the contrary to Seller.
9. DUE DILIGENCE; REFUND OF DEPOSITS; DUE DILIGENCE PERIOD TERMINATION.
9.1 Following execution of this Agreement, Purchaser shall have a period of thirty (30) days (the "Due Diligence Period") to conduct its business, financial, legal and other due diligence (the "Due Diligence Review") regarding the purchase of the Membership Interests.  Seller will make available to Purchaser all records, service contracts, title insurance policies, surveys, building plans and other records of any kind or nature requested by Purchaser and owned by (or reasonably available to) Seller.  During the Due Diligence Period and following reasonable prior notice to Seller (i.e., not less than 48 hours), Purchaser, its agents and employees will have the right to enter onto the Properties to perform all such tests and inspections Purchaser deems reasonably necessary or appropriate; provided, however, that Purchaser may not conduct any Phase II or similar testing.  Purchaser agrees to indemnify and hold Seller, and the Properties, free and harmless from any costs or liability incurred by reason of any such investigation or investigations and, should this Agreement be terminated and the Closing be canceled for any reason, to repair any damage caused to the Properties by reason of any such investigation or investigations by Purchaser.
9.2 Purchaser shall have the right to terminate this Agreement, for any reason or for no reason, by written notice delivered to Seller before the expiration of the Due Diligence Period.  In such event the Deposits shall be repaid to Purchaser, this Agreement shall terminate, Purchaser will immediately return or destroy all records and materials provided to it by Seller and the parties shall have no further obligation hereunder other than Purchaser's obligation to repair damage to the Properties caused solely by it as set forth in Section 9.1 or as otherwise set forth in this Agreement.  Purchaser shall conduct all its Due Diligence Review so as not to interfere in any material way with the operation of the Properties.  The obligations of Purchaser set forth in Sections 9.1 and 9.2 shall survive the termination of this Agreement or the Closing Date.

9.3 During the Due Diligence Period, Seller shall deliver to Purchaser, or make available to Purchaser, and thereafter Purchaser shall have access to, the Properties and all documents and other materials and information relating to the Properties and the Operating Companies, including, but not limited to the following (to the extent not already made available to Purchaser):
(a) Copies of the current form(s) of lease that each Operating Company provides to prospective tenants;
(b) Copies of all equipment leases, and all written service, utility, supply, maintenance, concession and employment contracts, other material agreements, and other continuing material contractual obligations (collectively the "Property Contracts") to which any of the Operating Companies or Seller are a party and affecting the ownership or operation of any Property other than the Permitted Exceptions and leasing and management agreements (which Seller shall be obligated to cause each Operating Company to terminate at Closing at its sole cost and expense), to the extent not already provided or made available to Purchaser;
(c) Annual operating statements of the results of the operation of each Property for each of the last three (3) full calendar years (or for the period of the Operating Company's ownership period, if such Property has not been owned for three (3) calendar years), and copies of any applicable federal tax returns for the Operating Company covering such Operating Company's three (3) fiscal years (or such shorter period of time, if the applicable entity has not existed for that period of time or if Seller has not owned such entity for such period of time);
(d) Architectural drawings, plans and specifications and site plans for each Property including, without limitation, any drawings, plans and specifications related to the prospective development of the Millbrook Expansion (collectively, the "Plans"), to be made available to Purchaser at the location where they are kept in the ordinary course of business, to the extent available;
(e) Copies of all written notices received by Seller or any Operating Company after the Effective Date from any governmental authority of any material violations of zoning, safety, building, fire, environmental or health code relating to each Property; and
(f) All other financial data, operating data, contracts, Tenant Leases (Tenant Leases will be made available to Purchaser at the location where they are kept in the ordinary course of business), instruments, invoices and other writings relating to any Property which Purchaser may reasonably request, including, without limitation, tax bills and correspondence with the tax assessor, rent rolls for the past two years, information concerning capital improvements installed by any Operating Company, information concerning historical rent increases imposed by the relevant Operating Company, a list of recurring services not furnished to any Property through the Property Contracts, non-pri vileged information concerning any pending or threatened litigation, utility bills for the past two (2) years, insurance policies and information regarding insurance claims, certificates of occupancy and existing environmental reports, if in Seller's or the Operating Company's possession.
9.4 From the Effective Date through the Closing Date, Seller shall cause the Properties to be managed and operated consistent with Seller's standard for management and operation in effect as of the Effective Date.
10. CONDITIONS.
10.1 The obligation of Purchaser to consummate the acquisition of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Purchaser hereunder to be performed at Closing, which, if not satisfied or waived by Purchaser on or before the Closing Date (unless a different time for performance is expressly provided herein), shall result in a termination of this Agreement, in which event this Agreement shall be of no further force and effect:
(a) On the Closing Date, (i) title to each Property shall be held by the applicable Operating Company in the condition required by this Agreement and (ii) Seller shall own one hundred percent (100%) of the Membership Interests in each Operating Company identified as being owned by Seller on the attached Exhibit F.
(b) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(c) Seller shall have performed (in all material respects) all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.
(d) All required pre-Closing governmental inspections, if any, and requirements concerning the Properties shall have been completed.
If any of the conditions set forth above in Paragraph 10.1(a)-(d) are not satisfied, Purchaser shall be entitled to terminate this Agreement.  In addition, Purchaser shall have the right to terminate the Agreement during the Due Diligence Period, as set forth in Section 9.2.
10.2 The obligation of Seller to consummate the sale of the Membership Interests is expressly conditioned upon the following, each of which constitutes a condition precedent to the obligations of Seller hereunder to be performed at Closing, which, if not satisfied or waived by Seller on or before the Closing Date (unless a different time for performance is expressly provided herein), shall result in a termination of this Agreement, in which event this Agreement shall be of no further force and effect:
 (a) Purchaser shall have delivered the Closing Cash Payment and the Common Stock as provided in Section 2.1 hereof.
 (b) All of the representations and warranties by Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
 (c) Purchaser shall have performed (in all material respects) all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.
11. TERMINATION OF MANAGEMENT AGREEMENTS; PROPERTY CONTRACTS.
11.1 Effective as of the Closing Date, Seller and each Operating Company, as applicable, shall terminate the existing manager of the Properties and any Non-Assumed Property Contracts.
12. DESTRUCTION OF PROPERTIES.
12.1 In the event any part of the Connecticut Property or the New York Self Storage Property shall be damaged by fire or other casualty (a "Casualty Event") prior to the Closing Date, Seller shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information, and Seller shall cause the applicable Operating Company to promptly undertake and diligently prosecute the repair and restoration of the affected Property to substantially the same condition that existed immediately prior to the Casualty Event. In the event of any such damage to the Connecticut Property or the New York Self Storage Property, this Agreement shall not be terminated, nor shall the Closing be delayed, but, if the repair and restoration of the Connecticut Property or the New York Self Storage Property is not completed on or before the Closing Date, then the following terms and conditions shall apply:
    (a) At least five (5) business days prior to the Closing Date, Seller and Purchaser, acting reasonably and in good faith, shall review the status of the repairs and restoration with the general contractor or project manager retained by the relevant Operating Company to perform or supervise the repairs and restoration, and shall mutually determine the reasonably anticipated costs and expenses required to complete the repairs and restoration of the Connecticut Property or the New York Self Storage Property to substantially the same condition that existed immediately prior to the Casualty Event (the "Estimated Repair Costs").
(b) At the Closing, Seller and Purchaser shall establish a joint order escrow, into which Seller shall deposit an amount of cash equal to the Estimated Repair Costs. The escrow funds shall be disbursed as follows (i) to Purchaser, to reimburse Purchaser for actual out-of-pocket costs and expenses incurred by Purchaser or the relevant Operating Company to complete the repairs or restoration (but not any Enhancements [as defined herein]), from time to time upon not less than five (5) days prior written request from Purchaser to Seller accompanied by reasonable and customary evidence of payment, which shall be subject to Seller's approval in accordance with the Deemed Approval Process (as defined herein), and (ii) upon completion of the required repairs and restoration (but not any Enhancements except as expressly required under applicable legal requirements to proceed with the other repairs and restoration), the remaining balance of the escrow funds, if any, shall be disbursed to or at the direction of Seller.  Purchaser shall proceed with due diligence to complete the work under this Section 12.1(b).

(c) Seller's obligations with respect to the repairs and restoration (including the Estimated Repair Costs) shall not include any obligation to make or pay for the cost or expenses of any enhancements or other improvements to the damaged Property beyond the repair and restoration of the damaged Property to substantially the same condition that existed immediately prior to the Casualty Event, including any enhancements or improvements that may be required to comply with applicable laws, building codes or other legal requirements (such as, without limitation, elevation of any home pads) ("Enhancements"); provided however that if and only to the extent that the insurance proceeds recovered from the Casualty Event includes funds payable for or in respect of such Enhancements (including proceeds of any "laws and ordinances" coverage) (an "Insured Enhancement"), then such proceeds (net of the costs of recovery) shall be retained by the relevant Operating Company or paid to Purchaser.
(d) Except as expressly provided in subparagraph (c), Seller shall be entitled to receive and retain all insurance proceeds that may be payable as a consequence of the Casualty Event, and if any such insurance proceeds are received by the relevant Operating Company or Purchaser after the Closing, then the same shall be paid over to Seller, without demand, deduction or set off of any kind or nature, not later than two (2) business days after receipt.  From and after the Closing, if the insurance claims arising from the Casualty Event (other than with respect to an Insured Enhancement) have not been settled to Seller's reasonable satisfaction, Seller shall control the insurance settlement and adjustment process and, at the direction of Seller, Purchaser will cooperate and cause the relevant Operating Company to cooperate with Seller in good faith to maximize the recovery of insurance proceeds.  Without limitation, if requested by Seller, Purchaser and the relevant Operating Company shall assign to Seller the right to settle and receive the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of Seller) as Seller deems to be necessary or appropriate for this purpose.  With respect to an insurance claim for an Insured Enhancement, Purchaser shall control the insurance settlement and adjustment process and, at the direction of Purchaser, Seller will cooperate with Purchaser in good faith to maximize the recovery of insurance proceeds.  Without limitation, if requested by Purchaser, Seller and the relevant Operating Company shall assign to Purchaser the right to settle and receive the insurance proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of Purchaser) as Purchaser deems to be necessary or appropriate for this purpose.
12.2 Notwithstanding anything herein to the contrary, in the event any part of the New York Development Property shall be damaged by fire or other casualty prior to the Closing Date, Seller shall notify Purchaser thereof, which notice shall include a description of the damage and all pertinent insurance information, but Seller shall not be required to undertake any repair or restoration.

13. CONDEMNATION.
13.1 If, prior to the Closing Date, Seller or Purchaser receives or obtains notice that any governmental authority having jurisdiction intends to commence or has commenced proceedings for the taking of any portion of any Property by the exercise of any power of condemnation or eminent domain, or notice of any such taking is recorded among the public records of the state or the county where the Property is located, then this Agreement shall not be terminated, nor shall the Closing be delayed, and the parties shall close the transaction as if no such notice had been received, obtained or recorded or proceedings commenced.  In such event Purchaser, acting reasonably, shall control the claim, litigation, and settlement a process and, at the direction of Purchaser, Seller will cooperate and cause the relevant Operating Company to cooperate with Purchaser in good faith to maximize the recovery of condemnation proceeds.  Without limitation, if requested by Purchaser, Seller and the relevant Operating Company shall assign to Purchaser the right to settle and receive the condemnation proceeds and will execute such proofs of claims and other forms and instruments (including, if requested, a limited power of attorney in favor of Purchaser) as Purchaser reasonably deems to be necessary or appropriate for this purpose.  Any proceeds or awards made in connection with such taking shall be the sole property of Purchaser and the applicable Operating Company, and not Seller, less any out-of-pocket costs and expenses incurred by Seller with respect to restoration resulting from such condemnation or out-of-pocket costs and expenses incurred in connection with the collection of any such condemnation proceeds.

14. DEFAULT.
14.1 In the event Seller shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from Purchaser, then Purchaser shall be entitled to terminate this Agreement in which event it shall be of no further force and effect.
14.2 In the event Purchaser shall fail to perform any of its material obligations hereunder, and if such default is not cured within ten (10) business days after notice thereof from Seller, then Seller shall be entitled to terminate this Agreement in which event it shall be of no further force and effect.
14.3 Purchaser and Seller acknowledge and agree that their respective remedies for any breach or default hereunder shall be solely as provided in this Section 14.
15. LIABILITY; INDEMNIFICATION.
15.1 Except as otherwise specified in this Agreement, Purchaser does not and shall not assume any liability for any claims arising out of the occurrence of any event or the existence of any condition prior to the Closing Date with respect to the Properties.  Except for the liability of the Operating Companies Owners under the Assumed Property Contracts, Tenant Leases, Restricted Leases and operating permits arising on or after the Closing Date, all accounts payable, obligations and liabilities of Seller and the Operating Companies, accrued or unaccrued, foreseen or unforeseen, contingent or liquidated, incurred as of the Closing Date or arising out of events or occurrences prior to the Closing Date, including under the Non-Assumed Property Contracts (collectively, the "Pre‑Closing Liabilities") shall be the responsibility of, and paid by, Seller, and not by Purchaser or the Operating Companies.

16. DUE DILIGENCE REVIEW.
16.1 Purchaser shall have the right to perform its Due Diligence Review during the Due Diligence Period in accordance with Section 9 of this Agreement.
17. CLOSING.
17.1 Subject to satisfaction or waiver by Purchaser of the conditions set forth in Section 10.1 hereof and satisfaction or waiver by Seller of the conditions set forth in Section 10.2 hereof, the closing ("Closing") of the transactions contemplated herein shall take place at a location mutually agreed upon in writing by the parties at 10:00 A.M., local time, on the applicable Closing Date.  As used herein, the "Closing Date" shall be that date which is not more than forty-five (45) days after the satisfaction of all conditions to Closing under this Agreement.
17.2 At Closing:
            (a) Seller shall execute and deliver to Purchaser an Assignment of Membership Interest Agreement in a form agreed to by the parties, transferring the Membership Interests to Purchaser.
(b) Purchaser shall deliver (i) the Closing Cash Payment to Seller by wire transfer of immediately available funds in such proportions as Seller designates, and (ii) certificates or other customary instruments or agreements satisfactory to Seller in its reasonable discretion, to evidence the issuance and delivery of the Common Stock.
(c) Purchaser shall execute and deliver the Registration Rights Agreement in the form attached hereto as Exhibit G to Seller (the "Registration Rights Agreement").
(d) Intentionally Omitted.
(e) Seller shall deliver to Purchaser updated Rent Rolls, which shall be certified by Seller as true and correct in all material respects.
(f) Seller shall deliver to Purchaser or make available at the Properties, and to the extent in its possession or control, originals of: (i) the Tenant Leases, including all amendments thereto and modifications thereof; (ii) all Assumed Contracts; (iii) all architectural plans and specifications pertaining to the development of the Properties, if applicable, and (iv) keys, passcards and passcodes (for doors, security systems, management kiosks or otherwise) used in connection with the Properties.
(g) Seller shall deliver to Purchaser an affidavit certifying that they and all persons or entities holding an interest in Seller are not non‑resident aliens or foreign entities, as the case may be, such that Seller and such interest holders are not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.
(h) Seller shall execute and deliver the Registration Rights Agreement to Purchaser.

(i) Seller and Purchaser shall each deliver such documents or instruments as shall reasonably be required by the other, including (to the extent required) transfer tax declarations and the like, to consummate the transaction contemplated herein.
18. COSTS.
18.1 Purchaser and Seller shall each be responsible for their own counsel, accountants, and professional advisor fees, due diligence and travel expenses. As provided for herein, Seller shall pay: (a) the documentary, intangible and transfer taxes, if any, due on or in connection with the conveyance of the Membership Interests to Purchaser, if and to the extent that such transfer taxes would customarily be paid by the seller in the locale of the affected Property; and (b) all Assumption Costs.  As provided for herein, Purchaser shall pay: (i) all recording fees; (ii) costs associated with the Surveys and UCC and tax lien searches ordered by Purchaser; (ii) the documentary, intangible and transfer taxes, if any, due on or in connection with the conveyance of the Membership Interests to Purchaser, if and to the extent that such transfer taxes would customarily be paid by the purchaser in the locale of the affected Property; and (iii) all costs associated with Purchaser's inspection of the Properties.  To the extent Seller or any Operating Company fails to pay any documentary, intangible and transfer taxes as required hereunder, Seller shall indemnify, warrant and defend Purchaser against and from all liability, loss, damages, claims or expenses, including reasonable attorney fees, arising from Seller's or any Operating Company's failure to pay such documentary, intangible and transfer taxes.
19. ADVISORS.
19.1 Purchaser and Seller represent and warrant to each other that the parties making the representation have not dealt with any brokers or finders or created or incurred any obligation for a commission, finder's fee or similar remuneration in connection with this transaction and agree to indemnify, warrant and defend each other against and from all liability, loss, damages, claims or expenses, including reasonable attorneys' fees, arising from the breach or asserted breach of such representation.  The provisions of this Section 19.1 shall survive Closing or any prior termination of this Agreement.
20. ASSIGNMENT.
20.1 Neither Purchaser nor Seller shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other party.
21. CONTROLLING LAW.
21.1 This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Maryland, without regard to conflicts-of-laws principles that would require the application of any other law.
22. ENTIRE AGREEMENT.
22.1 This Agreement (together with the Exhibits and Schedules hereto) and the Registration Rights Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among Seller and Purchaser with respect to the subject matter hereof.  Except as noted above in this Section, there is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof.  None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.

23. AMENDMENTS.
23.1 This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, Purchaser and Seller.
24. NOTICES.
24.1 All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or by overnight courier providing proof of delivery, or if mailed first-class, postage prepaid, by registered or certified mail (notices sent by mail or overnight courier shall be deemed to have been given on the date sent), in each case addressed as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):
If to Seller:             Tuxis Corporation
11 Hanover Square, 12th Floor
New York, NY 10005
Attention: General Counsel

If to Purchaser:     Global Self Storage, Inc.
11 Hanover Square, 12th Floor
New York, NY 10005
Attention: General Counsel

25. BINDING.
25.1 The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
26. PARAGRAPH HEADINGS.
26.1 The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the rights of any party or the intent of this Agreement or any of the provisions hereof.
27. SURVIVAL AND BENEFIT.
27.1 Except as otherwise herein provided, each agreement, representation or warranty made in this Agreement by or on behalf of either party, or in any instruments delivered pursuant hereto or in connection herewith, shall not survive the Closing Date or the consummation of the transactions provided for herein.

27.2 The covenants, agreements and undertakings of each of the parties hereto are made solely for the benefit of, and may be relied on only by, the other parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other person whatsoever.
27.3 This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.
28. COUNTERPARTS.
28.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile, electronic or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
29. PUBLICITY.
29.1 Seller and Purchaser each hereby covenant that neither party shall issue any press release related to this transaction either prior to or after Closing without the written consent of the other party, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, however, nothing herein shall be deemed a limitation on Purchaser's rights to issue statements required by or in order to comply with any applicable law, including any requirements promulgated by the SEC.
30. NO RECORDING.
30.1 Purchaser agrees that it shall not record this Agreement or any memorandum or notice hereof and any such actions taken by Purchaser shall be deemed a default hereunder.
31. FURTHER ASSURANCES.
31.1 From time to time after the Closing Date, without payment of additional consideration, Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, such further reasonable and customary instruments and documents, and shall do, or cause to be done, such further reasonable and customary acts and things as may reasonably be requested by another party hereto for the purpose of assigning, transferring and delivering the Membership Interests to Purchaser or otherwise accomplishing the transactions contemplated herein which, in all events, shall not increase such party's liability hereunder or decrease such party's rights hereunder, and all at no out-of-pocket costs to the other party.
31.2 Purchaser shall cause to be filed with the SEC a Registration Statement registering the resale of the shares of Common Stock substantially in accordance with the terms of the Registration Rights Agreement set forth in Exhibit G.
32. ENFORCEMENT COSTS. Should either party employ attorneys to enforce any of the provisions hereof (including the pursuit of specific performance), the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable attorneys' fees, court costs and legal expenses incurred in connection therewith.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written by their duly authorized representatives.

SELLER:

TUXIS CORPORATION, a Maryland corporation

By: /s/ Mark C. Winmill
Name: Mark C. Winmill
Title: President and Chief Executive Officer

PURCHASER:

GLOBAL SELF STORAGE, INC., a Maryland corporation

By: /s/ Mark C. Winmill
Name: Mark C. Winmill
Title: President and Chief Executive Officer